 EXHIBIT 10.48

[Isle of Capri Casinos, Inc. Letterhead]
October 29, 2004

Florida Gaming Corporation
2669 Charlestown Road, Suite D
New Albany, Indiana 47150
Attn: W. Bennett Collett

Florida Gaming Centers, Inc.
2669 Charlestown Road, Suite D
New Albany, Indiana 47150
Attn: W. Bennett Collett

Ladies and Gentlemen:

We appreciate the opportunity we have had to discuss with you our interest with respect to a possible business transaction (the "Transaction") between Florida Gaming Corporation, a Delaware corporation ("FGC"), Florida Gaming Centers, Inc., a Delaware corporation and wholly owned subsidiary of FGC ("Centers "); and collectively with FGC and its direct and indirect subsidiaries and its affiliates, the "Company"), with Isle of Capri Casinos, Inc., a Delaware corporation (collectively with its subsidiaries and affiliates, "Isle"). We are contemplating an acquisition of the Miami Jai Alai business, operations and assets (the "Miami  Jai Alai Business ").

In order to induce the Isle to advance a loan to FGC in the amount of $5,000,000 and to engage in further discussions with the Company regarding the Transaction, the Company and Isle, intending to be legally bound, agree as follows:

1.  From the date of this Letter Agreement until 5:00 p.m., Eastern time, on the earlier of (i) the date that is six months after the Final Approval Date (defined below) and (ii) December 31, 2008 (the "Exclusivity Expiration Date"), the Company shall not (and shall use its best efforts to cause its respective directors, officers, employees, advisors, consultants, agents and affiliates (collectively, the " Agents") to not), directly or indirectly:

(a)   solicit, initiate or engage in any discussions or negotiations with, irrespective of the person performing such solicitation, initiation or engagement, or provide any information to, or take any other action with the intent to facilitate the efforts of, any third party relating to any possible agreement (whether binding or in principle) or other arrangement involving the acquisition of all or substantial all of the Miami Jai Alai Business (whether by way of merger, reorganization, purchase of capital stock or other securities, purchase of assets or otherwise) or any other transaction that would in any way otherwise materially interfere with or impair or delay the Transaction (each, a "Prohibited Transaction"); or

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(b)   authorize, execute, consummate or enter into any letter of intent, agreement in principle, understanding, acquisition agreement or commitment with respect to a Prohibited Transaction.

The "Final Approval Date" shall be the date on which legislation allowing for the operation of slot machines at the Miami Jai Alai Business (the "State Law") is duly passed and adopted by the State of Florida; provided, that in the event that any material legal action has been commenced to challenge such State Law prior to earlier of (i) the Exclusivity Expiration Date and (ii) the consummation of the Transaction, the Final Approval Date shall be the date on which such legal action has been finally adjudicated and is no longer subject to any appeal.

2.  Upon executing this Letter Agreement, the Company shall and shall cause each Agent to (x) terminate any and all discussions it may be having regarding a Prohibited Transaction and (y) as soon as practicable notify Isle in writing if, following the date hereof, the Company or any Agent receives any inquiries, proposals or offers from, or requests to provide information to, any person or entity regarding a Prohibited Transaction, which notice shall contain the identity of such person or entity, the nature of the Prohibited Transaction inquired about, proposed or offered, or the information requested, and the material terms of any such Prohibited Transaction inquiry, proposal or offer.

3.  For a period commencing on the date hereof and ending on the date that is six months after the Final Approval Date, but in no event later than the Exclusivity Expiration Date, each of the parties hereto agrees to use its commercially reasonable efforts to negotiate in good faith a definitive agreement providing for the Transaction (subject to terms and conditions to closing that are reasonable and customary for the acquisition of like kind as the Miami Jai Alai Business). Any such definitive agreement shall provide, to the extent that the projected net revenue retained by the Miami Jai Alai Business is greater than or equal to fifty-five percent (55%), that the purchase price for the Miami Jai Alai Business shall be equal to the greater of (i) the difference between (A) six times projected first-year EBITDA (as reasonably agreed to by the parties) of the Miami Jai Alai Business less (B) the projected costs to Isle of the development, construction, equipping and opening of the slot machine facility proposed by Isle to be utilized at the location of the Miami Jai Alai Business and (ii) one hundred million dollars ($100,000,000); provided, that in the event the parties are unable to agree on such projected first-year EBITDA or such projected costs, the Company shall be paid an amount equal to S 100,000,000, and to the extent that six times the actual first-year EBITDA of the Miami Jai Alai Business less the actual development, construction, equipment and opening costs thereof is greater than $100,000,000, the Company shall be paid an amount equal to such excess following the end of such first year. The parties hereby agree that the foregoing calculation of such purchase price is subject to the projected net revenue retained by the Miami Jai Alai Business being greater than or equal to fifty-five percent (55%). In the event that such projected net revenue is less than fifty-five percent (55%), the parties may further negotiate the purchase price with appropriate adjustments for such lesser net retained revenue. Notwithstanding the foregoing, Isle acknowledges that FGC and Centers have no current intention to sell the assets of the Miami Jai Alai business for less than $100,000,000 net for the Miami Jai Alai Business. The parties acknowledge that a refusal to sell such assets for less than $100,000,000 or to purchase such assets for such an equal or greater amount in the event that the projected net revenue thereof is less than fifty-five percent (55%) will not under any circumstances be deemed to be a failure to negotiate in good faith.

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4.  Each of the parties hereto agrees on its own behalf and on behalf of its respective affiliates and Agents to keep strictly confidential all of the terms of this Letter Agreement, the fact that discussions, negotiations or due diligence is underway or the terms of any possible Transaction, unless and to the extent that disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the other parties hereto about the intention to make such disclosure and the proposed contents thereof) is in the reasonable view of the disclosing party, upon advice of counsel, required by applicable law. Notwithstanding the foregoing, t he parties hereto acknowledge that FGC may file a periodic report on Form 8-K disclosing the transactions contemplated by this Letter Agreement and any shareholders' support agreements, or other agreements entered into in connection herewith, to the extent required under the Securities Exchange Act of 1934, as amended.

5.  Each of FGC and Centers represents and warrants to Isle that this Letter Agreement has been authorized and properly executed and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. Each of FGC and Centers has delivered to Isle certified resolutions evidencing the authority granted by its respective board of directors agreements and obligations set forth herein. Notwithstanding the foregoing, each of the parties hereto acknowledge that any definitive agreement between the parties relating to the acquisition of the Miami Jai Alai Business by Isle will be subject to necessary and appropriate regulatory approval of such transaction by the State of Florida.

6.  No failure or delay by Isle or by the Company in exercising any right, power or privilege under this Letter Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege under this Letter Agreement. This Letter Agreement may only be amended with the written consent of Isle and the Company.

7.  In the event of any breach of the provision of this Letter Agreement, the non-breaching party shall be entitled to equitable relief, including in the form of injunctions an orders for specific performance, in addition to all other remedies available to such party at law or in equity. It is understood that money damages would not be a sufficient remedy for any breach of this Letter Agreement.

8.  This Letter Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware.

Wherever possible each provision of this Letter Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement.

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This Letter Agreement shall be binding upon each of the parties hereto and their respective heirs, representatives, successors and assigns. Except as required by applicable law, the none of the parties shall assign its rights or duties hereunder without the prior written consent of the other parties.

This Letter Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed an original but all such counterparts shall together constitute but one and the same Letter Agreement.

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If you are in agreement with the foregoing, please indicate your acceptance by signing below and returning an executed copy of this letter to us.

Very truly yours,

ISLE OF CAPRI CASINOS, INC.

By: /s/ Timothy M. Hinkley
Name: Timothy M. Hinkley
Title: President

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

FLORIDA GAMING CORPORATION

By  /s/ W. Bennett Collett
Name: W. Bennett Collett
Title: Chairman and Chief Executive Officer

FLORIDA GAMING CENTERS, INC.

By /s/ W. Bennett Collett
Name: W. Bennett Collett
Title: Chairman and Chief Executive Officer

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